December 4, 2019

CTI INDUSTRIES CORPORATION
22160 N. Pepper Road
Lake Barrington, IL 60010
Attn: Jeffrey S. Hyland, President and CEO

Re: Proposal to Purchase the Capital Stock of Flexo Universal, S de RL de CV

Dear Mr. Hyland:

This letter ("**Letter**") is intended to summarize the principal terms of a proposal by Pablo Gortazar ("**Buyer**") regarding its acquisition of all of the outstanding capital stock (the "**Shares**") of Flexo Universal, S de RL de CV ("**Company**") held by CTI Industries Corporation ("**Seller**"). Buyer and Seller are referred to collectively as the "**Parties.**"

1. Acquisition of Shares and Purchase Price.

(a) Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction, Buyer would acquire the Shares on a cash-free and debt-free basis, free and clear of all encumbrances, at either the purchase price set forth in Section 1(b) or 1(c) hereof, subject to a normalized level of working capital to be calculated based on a methodology that is mutually agreeable to the parties. (the "**Transaction**").

(b) **STRUCTURE A**: Subject to the Buyer and the Company securing financing from NewBridge Global Sourcing ("**NewBridge**"), the purchase price for the Shares shall be $4,200,000 USD (the "**Purchase Price A**") consisting of:

(i) $3,900,000 USD in cash at closing,

(ii) Company shall transfer the Foil Balloon Converting Machine (the "**Machine**") currently located at [*Calle 3 #1374 Zona Industrial Guadalajara Mexico CP 44940*] having a purchase price allocation of $300,000 USD to Seller.

Cash consideration will be funded by a combination of (i) $1,000,000 USD cash from [*Comercializadora Diez*] and (ii) $2,900,000 USD funded by proceeds of the following loans: (a) $2,000,000 USD from NewBridge, (b) $1200,000 USD from different Mexican banks and less $300,000 USDto be used by the Buyer for operational and other expenses, such debt financing the "**Financing Transactions**"). The amounts in 1(b)(i-iii) are subject to change upon final determination of the valuation of the Machine and the Receivable and the working capital adjustment.

(c) **STRUCTURE B**: In the event that the Buyer and the Company cannot obtain financing from NewBridge, the purchase price for the Shares shall be $3,700,000 USD (the "**Purchase Price B**") consisting of:

(i) $3,400,000 USD in cash at closing,

(ii) Company shall transfer the Machine having a purchase price allocation of $300,000 USD to Seller.

Cash consideration will be funded by a combination of (i) $1,000,000 USD cash from [*Comercializadora Diez*] and (ii) $2,400,000 USD funded by proceeds of the following loans: (a) $1,500,000 USD net from PNC Bank, (b) $1,200,000 USD and less $300,000 USDto be used by the Buyer for operational and other expenses, such debt financing the "**Financing Transactions**"). The amounts in 1(c)(i-iii) are subject to change upon final determination of the valuation of the Machine and the Receivable and the working capital adjustment.

The foregoing Structure B is dependent on the value of the Company's accounts receivable and inventory at the closing being equal to or greater than $3,700,000.

2. Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Letter, the Parties shall commence in good faith to negotiate a definitive purchase agreement (the "**Definitive Agreement**") relating to Buyer's acquisition of all of the Shares, to be drafted by Seller's counsel. The Definitive Agreement would include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter. In addition to customary termination provisions, the Definitive Agreement shall provide each of the Seller and Buyer the right to terminate the Definitive Agreement in the event that any of the following funding milestones are not met:

Milestone	Deadline
[Comercializadora Diez] to provide proof of funds on or before:	on or before December 16, 2019
Structure A: New Bridge to submit letter of interest for a $2,000,000 USD loan facility on or before:	on or before December 16, 2019
Structure A: New Bridge to submit commitment letter for a $2,000,000 USD loan facility on or before:	on or before December 23, 2019
Structure B: PNC Bank to submit commitment letter for a $1,500,000 USD loan facility by:	on or before December 31, 2019
[From different Mexican banks] to submit letter of interest for a $1,200,000 term loan on or before:	on or before December 23, 2019

Satisfactory completion of due diligence on or before:	on or before December 16, 2019
Execution of Definitive Agreement on or before the Agreement Deadline (as defined herein:	on or before December 31, 2019
Closing to occur on or before the Closing Date (as defined herein)	on or before December 31, 2019

3. Diligence. Given the Buyer's current management team and the fact that such team has served for several years, no diligence is required by the Buyer in order to close the proposed Transaction.

4. Best Efforts. The Buyer and the Company agree to use best efforts to secure the NewBridge financing.

5. Conditions. Each Party's obligation to close the proposed Transaction will be subject to customary conditions, including:

(a) The Parties shall have entered into and delivered a Definitive Agreement on or before the Closing Date;

(b) The delivery of the Machine to Seller;

(c) Transfer of the Receivable to Seller;

(d) Buyer's receipt of cash proceeds from the Financing Transactions;

(e) the Board of Directors of Seller shall have approved the Transaction;

(f) PNC Bank shall have consented and agreed to the Transaction and shall have released the pledge of the certificates representing the capital stock of the Company to be sold in the Transaction;

(g) The Company shall have executed and delivered to Seller a waiver and release of any and all claims against Seller, and indebtedness of Seller to the Company; and

(h) receipt of any applicable material governmental regulatory approvals or third-party approvals required.

(i) Information and Access. Seller will, and will cause its affiliates to, afford to the officers, accountants, legal counsel and other representatives of the Buyer (collectively, the "Representatives"), reasonable access during normal business hours and upon reasonable advance notice to the properties, books and records of the Company in order that the Buyer may have full opportunity to make such investigation as it reasonably desires to make in connection with the transactions contemplated hereby.

6. Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement on or before the Agreement Deadline by the Parties (and the Company, if required) ("**Agreement Deadline**"), (ii) mutual agreement of Buyer and Seller, (iii) closing to occur on or before the Closing Date, and (iv) at 5 p.m., CST on December 31, 2019. Notwithstanding anything in the previous sentence, Sections 8, 9, 10, 12 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

7. Expiration. This offer will remain in effect until 5 p.m. CST on November __ 2019, unless accepted or rejected by Buyer, or withdrawn by Seller prior to that time.

8. Expenses. Buyer will pay all transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

9. Obligations; Binding Effect. If this letter offer is accepted by Buyer, Seller and Buyer agree in good faith to exercise reasonable efforts to negotiate, prepare and execute a Definitive Agreement on or before December 31, 2019 (the "**Agreement Deadline**") and to schedule a closing of the Definitive Agreement on or before December 31, 2019 (the "**Closing Date**"). Except as provided in the foregoing sentence and in Sections 6, 7, 8, 9, 10, 11 and 12 hereof, this letter shall not be binding on the parties hereto and the Parties shall not be bound to the Transaction or any term thereof unless and until a Definitive Agreement shall have been executed by them.

10. Public Announcements. Seller may issue any press release or make any other public announcement or disclosure with respect to this Letter and the transactions contemplated herein.

11. GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF ILLINOIS, U.S.A., WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF ILLINOIS.

12. No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

13. Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of [Jeffrey S. Hyland.

Very truly yours,

[Pablo Gortazar]

By: ______________________

[Pablo Gortazar]
[General Director]

Agreed to and accepted:

CTI INDUSTRIES CORPORATION

By: ______________________

Jeffrey S. Hyland
President and CEO